UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 8, 2003

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

                                                 Arkansas                                       0-6253                                       71-0407808
                                (State or other jurisdiction of                (Commission                             (I.R.S. employer                                               incorporation or organization)               file number)                             identification No.)

                        501 Main Street, Pine Bluff, Arkansas                                                                     71601
                      (Address of principal executive offices)                                                               (Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

ITEM 5.  OTHER EVENTS

        The following is the text of a press release issued by the registrant at 4:30 P.M. Central Standard Time on
October 8, 2003.

SIMMONS FIRST ANNOUNCES ACQUISITION IN HOT SPRINGS, ARKANSAS

        Pine Bluff, AR – J. Thomas May, Chairman, President and Chief Executive Officer of Simmons First National Corporation (NASDAQ NM: SFNC) and David Bartlett, Chairman, President and Chief Executive Officer of Alliance Bancorporation, Inc. (Alliance) announce the execution of a definitive agreement under the terms of which Alliance will be merged into Simmons First National Corporation. Alliance owns Alliance Bank of Hot Springs, Hot Springs, Arkansas with consolidated assets of approximately $140 million. The proposed transaction is subject to the approval of the Alliance stockholders who collectively will receive $11,440,000 in cash and 545,000 shares of SFNC common stock, which is approximately $379.98 in cash and 18 shares of SFNC common stock in exchange for each Alliance share.

        Commenting on the proposed merger, Mr. May stated, “We are excited about having Alliance as a member of the Simmons First family. We are committed to growth within Arkansas and offering the Simmons First philosophy of community banking throughout the State. Alliance will continue to be a separate community bank with the same board of directors, management and staff. This affiliation allows us to fill a geographical void that we currently have in our efforts to establish a network of community banks throughout Arkansas. The board of directors, David Bartlett and their team, have done an excellent job of serving Hot Springs and we are pleased that they will continue that leadership as a part of the Simmons First team.”

        David Bartlett said, “We are pleased with the advantages and opportunities this affiliation brings to our customers, employees, shareholders and our community. Alliance customers will continue to receive personal service from the staff they know, while benefiting from expanded products and services made available through our affiliation with Simmons First. In addition, our stockholders will be afforded a broader based investment opportunity and a security listed and traded on a national stock exchange as Simmons First stockholders.” The transaction is subject to approval from State and Federal regulatory agencies. The regulatory applications are expected

         The transaction is subject to approval from State and Federal regulatory agencies. The regulatory applications are expected to be filed within 30 days and the approval of the Alliance shareholders will be sought in the first quarter of 2004. The transaction is expected to close during the first quarter of 2004.

        In September, Simmons First announced an agreement to purchase nine additional financial centers in North Central and Northeast Arkansas. After completion of the financial center purchases and the Alliance affiliation, the Company’s eight banks will conduct financial operations from 78 financial centers in 44 communities throughout Arkansas, with resulting consolidated assets of approximately $2.3 billion.

_________________

FOR MORE INFORMATION CONTACT:
J. Thomas May
Chairman, President and Chief Executive Officer
Simmons First National Corporation
1.800.272.2213

David L. Bartlett
Chairman, President and Chief Executive Officer
Alliance Bankcorporation, Inc.
501.318.1000

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                             SIMMONS FIRST NATIONAL CORPORATION

Date:October 8, 2003                                                  /s/ Barry L. Crow
                                                                                       Barry L. Crow, Executive Vice President
                                                                                         and Chief Financial Officer